Exhibit 8.1

Dentons Bingham Greenebaum LLP 2700 Market Tower 10 West Market Street Indianapolis, IN 46204 United States dentons.com

October 20, 2021

Citizens Union Bancorp of Shelbyville, Inc.

1854 Midland Trail

Shelbyville, Kentucky 40065

German American Bancorp, Inc.

711 Main Street, Box 810

Jasper, Indiana 47547-0810

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of the proposed merger (the “Merger”) of Citizens Union Bank of Shelbyville, Inc., a Kentucky corporation (“CUB”), into German American Bancorp, Inc., an Indiana corporation (“German American”), pursuant to an Agreement and Plan of Reorganization, dated as of September 20, 2021 (the “Merger Agreement”).

In rendering such opinion, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement; (ii) the relevant factual statements concerning the Merger set forth in the Merger Agreement are true, complete and correct as of the date hereof and at the Effective Time; and (iii) the factual representations made by the parties in the Merger Agreement and in their respective officers representation certificates delivered to us for purposes of this opinion, which are hereby incorporated by reference are true, complete and correct as of the date hereof and will remain so at the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the terms and conditions of the Merger Agreement. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

Our opinion is based solely upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations, rulings and judicial decisions thereunder, all as in effect on the date hereof, and the factual information contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information contained in each of such documents.

We understand that pursuant to the Merger Agreement, upon consummation of the Merger, each share of CUB common stock, without par value (“CUB Common Stock”), except for Dissenting Shares (as described in the Merger Agreement), will be converted into the right to receive $13.44 in cash (subject to reduction as provided in the Merger Agreement) and 0.7739 of a newly-issued share of German American common stock (“German American Common Stock”) (plus cash in lieu of fractional shares). We have based our opinion upon an examination of the Merger Agreement and the Registration Statement on Form S-4 (“Registration Statement”), as amended through the date hereof, filed by German American in connection with the proposed Merger.

October 20, 2021

I. FACTS

CUB’s authorized capital stock consists of 5,000,000 shares of common stock, without par value (“CUB Common Stock”). The shares of CUB Common Stock are neither listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor on an interdealer quotation system sponsored by a national securities association registered under Section 15A of the Exchange Act.

German American’s authorized capital stock consists of 45,000,000 shares of common stock, without par value (“German American Common Stock”), and 750,000 shares of preferred stock, without par value. The shares of German American Common Stock are traded on the Nasdaq Global Select Market.

The proposed transaction is being undertaken to enhance the combined organization’s capabilities in providing banking and financial services to its customers and to strengthen the competitive position of the combined organization.

Pursuant to the terms of the Merger Agreement, CUB will be merged into German American in accordance with the laws of the State of Indiana and the Commonwealth of Kentucky. German American will acquire all of the assets of CUB and will assume all of the liabilities of CUB by operation of law. Following the consummation of the Merger, the separate corporate existence of CUB will cease and German American will survive the Merger. In the Merger, each share of CUB Common Stock (other than Dissenting Shares, as described in the Merger Agreement) will be converted into the right to receive $13.44 in cash (subject to reduction as provided in the Merger Agreement) and 0.7739 shares of German American Common Stock (plus cash in lieu of fractional shares). No consideration other than cash and shares of German American Common Stock will be given to holders of CUB Common Stock in the Merger.

We have assumed, for purposes of this opinion, that the Merger will not proceed if, at the Effective Time, the value of the German American Common Stock received by the CUB shareholders in the Merger would be less than 40% of the total consideration received by the CUB shareholders.

II. OPINION

Section 368(a)(1)(A) of the Code defines the term “reorganization” as including “a statutory merger or consolidation.” Treas. Reg. § 1.368-2(b)(1)(ii) provides that a statutory merger or consolidation is a transaction effected pursuant to the statute or statutes necessary to effect the merger or consolidation, so long as by operation of such statute or statutes the following events occur simultaneously at the effective time of the transaction: (i) all of the assets (other than assets distributed in the merger, if any) and liabilities (except to the extent such liabilities are satisfied or discharged in the transaction or are nonrecourse liabilities to which assets distributed in the merger are subject) of each party to the merger become the assets and liabilities of one of the parties to the merger (“Surviving Party”) and (ii) the party to the merger that is not the Surviving Party ceases its separate legal existence. Since the Merger will be effected pursuant to the laws of the State of Indiana and the Commonwealth of Kentucky, the foregoing criteria will be met.

Treas. Reg. § 1.368-1(b) provides that a reorganization under the Code requires continuity of business enterprise and a continuity of interest therein on the part of the acquiring corporation. To satisfy the continuity of business enterprise requirement, the Surviving Party must either continue a significant line of the acquired corporation’s historic business or use in a business a significant portion of the acquired corporation’s historic business assets. Treas. Reg. §1.368-1(d). As set forth in the officers representations certificates, German American will continue the historic business of CUB or use a significant portion of CUB’s historic business assets in a business, and German American has no plan or intention to sell or otherwise dispose of any of the assets of CUB acquired in the Merger. Further, German American and CUB (and their respective bank subsidiaries) are in the same line of business. See Treas. Reg. §1.368-1(d)(2); Rev. Rul. 85-198, 1985-2 C.B. 120 (continuity of business enterprise requirement satisfied in a tax-free merger of two bank holding companies). Based on the foregoing, the Merger will satisfy the continuity of business enterprise requirement.

October 20, 2021

Treas. Reg. § 1.368-1(e) provides that the continuity of interest test is met if a substantial part of the value of the interests of the acquired corporation’s owners in the acquired corporation is maintained in the form of continuing ownership of the acquiring corporation. The Treasury Regulations do not define “substantial” for purposes of determining whether the continuity of interest test is met, but Example 1 in Treas. Reg. § 1.368-1(e)(2)(v) provides that the receipt of consideration consisting of forty percent (40%) of acquiring corporation’s stock and sixty percent (60%) cash by shareholders of the acquired corporation is sufficient to be considered “substantial” for purposes of satisfying the continuity of interest test. Based upon the representations contained herein, the continuity of business enterprise and continuity of interest requirements will be met.

Based upon an analysis of the relevant sections of the Code, the regulations promulgated thereunder and such other authority as is available on the date hereof, it is our opinion that the Merger of CUB into German American in accordance with the terms of the Merger Agreement will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code.

Even though a merger may qualify as a tax-free reorganization under section 368(a)(1)(A) of the Code, the acquired corporation’s shareholders receive tax free only the stock of the controlling corporation. Section 356(a)(1) of the Code provides that if a shareholder of the acquired corporation receives “boot” (e.g., cash) in a reorganization as well as nonrecognition property (i.e., stock of the controlling corporation), such shareholder’s gain, if any, is to be recognized, but not in excess of the boot. In no event may the shareholder recognize a loss. Section 356(c) of the Code.

Based upon an analysis of the relevant sections of the Code, the regulations promulgated thereunder and such other authority as is available on the date hereof, it is our opinion that, since the Merger of CUB into German American in accordance with the terms of the Merger Agreement will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code, no gain or loss will be recognized by the CUB shareholders to the extent they receive shares of German American Common Stock in the Merger in exchange for their shares of CUB Common Stock, except that gain will be recognized with respect to any cash received.

Although the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” does not purport to summarize all possible United States federal income tax consequences applicable to the Merger of CUB into German American, we are of the opinion that such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences generally applicable to a holder of CUB Common Stock who participates in the Merger.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than those set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This opinion represents our best judgment regarding the application of United States federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. Any such change could adversely affect our opinion as stated herein. We undertake no responsibility to advise you of any changes in, or changes in the application or interpretation of, the United States federal income tax laws. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.

We have not undertaken any independent investigation of any matter upon which we have relied or assumed in rendering this opinion. Any alteration or inaccuracy of any matter upon which we have relied or in any assumptions that we have made could adversely affect our opinion as stated herein.

October 20, 2021

This opinion addresses only the matters described above and does not address any other federal, state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement. No opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion should not be relied upon by anyone other than German American and CUB and their respective shareholders.

Very truly yours,

/s/ Dentons Bingham Greenebaum LLP

DENTONS BINGHAM GREENEBAUM LLP